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EXHIBIT 11

                              LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES
                            EXHIBIT (11) - COMPUTATION OF PER SHARE EARNINGS

                                                           Three Months
                                                          Ended March 31
PRIMARY                                                  1996        1995

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) ---------------------------------104,532,461   103,678,382
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using average market price) ---------------------   1,030,442       550,618
       Total shares
         outstanding ------------------------------ 105,562,903   104,229,000
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

FULLY DILUTED

Average shares outstanding
  (assuming conversion of
  series A, E and F
  preferred stock) -------------------------------- 104,532,461   103,678,382
Net effect of dilutive
  stock options (based on
  the treasury stock method
  using the end of period
  market price, if higher than
  average market price) ---------------------------   1,030,442       624,860
       Total shares
         outstanding ------------------------------ 105,562,903   104,303,242
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

DOLLAR INFORMATION (000's omitted)

       Net Income ---------------------------------    $140,024      $134,813
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

PER SHARE INFORMATION

Primary:

       Net Income -------------------------------         $1.33       $1.29

Fully Diluted:

       Net Income -------------------------------         $1.33       $1.29


 Notes:
<F1>
 1. Earnings per share are computed based on the average number of common shares outstanding during each period after assuming conversion of the series A, E and F preferred stock.
<F2>
 2. LNC does not include the dilutive effect of stock options in the computation of the earnings per share information appearing on the consolidated statements of income since it is immaterial.

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